Exhibit 10.2

LEUCADIA NATIONAL CORPORATION 316 Park Avenue South/New York,

New York 10010-3007 / 212-400-1900, Fax 212 698 4869

April 4, 2006

Hard Rock Hotel Licensing, Inc
Rank America, Inc
c/o Mr. Michael Soll
6100 Old Park Lane
Orlando, FL 32835

Ladies and Gentlemen:

Leucadia National Corporation ("Leucadia"), through a subsidiary thereof, and Lawrence S. Hershfield, a member of Ranch Capital ("Ranch"), desire to acquire one-hundred percent (100%) of the equity interest of AA Capital Equity Fund, L.P., a Delaware limited partnership ("AA Capital") and AA Capital Biloxi Co-Investment Fund, L.P., a Delaware limited partnership ("AA Investment", with AA Investment and AA Capital, together, "AA") in Premier Entertainment Biloxi LLC ("Premier"), such interests consisting of (i) one-hundred percent (100*) of the issued and outstanding Class A Preferred Units of Premier (the "Class A Preferred Units"), representing one-hundred percent (100%) of the preferred equity of Premier, and (ii) one hundred percent (100*) of the Class B Common Units of Premier (the "Class B Common Units" and, together with the Class A Preferred Units, the "AA Units"), representing forty-four percent (44%) of the common equity of Premier on a fully diluted basis.

Our purchase of the AA Units will be accomplished by Leucadia and Lawrence S. Hershfield making a capital contribution (through a subsidiary, as more fully described below) to GAR, LLC (the "Investment"), with GAR, LLC ("GAR") in turn purchasing the AA Units directly from AA Capital (the "Acquisition", and together with the Investment, the "Transaction"). Pursuant to your May 15, 2003 License Agreement with Premier and your January 13, 2004 Investment Agreement (the "Investment Agreement") with Premier and Premier Finance Biloxi Corp. ("Premier Finance", and together with Premier, the "Borrowers") respecting the $10 million junior subordinated note due August 1, 2012 (the "Rank Note"), your consent to the Transaction is required. Accordingly, Leucadia is requesting that you execute this letter where indicated below to evidence your consent to and agreement with the terms and conditions of this letter agreement.

Representations Regarding the Transaction

●	A new entity ("LUK-Ranch Entertainment" or "LRE"), which will be majority-owned by a wholly owned affiliate or subsidiary of Leucadia and minority-owned by Lawrence S. Hershfield and/or Ranch or a wholly owned subsidiary or Ranch, will make an initial capital contribution to GAR. Leucadia along with Lawrence S. Hershfield and/or Ranch, or their wholly owned affiliates or subsidiaries, shall be the sole shareholders of LRE at the time of the closing of the Transaction.

●	GAR will use the funds from the Investment to purchase from AA the AA Units. After giving effect to the Transaction, GAR will own ninety-eight percent (98%) of the equity interests of Premier on a fully diluted basis and LRE, in turn, will (i) own one-hundred percent (100%) of the Class B Common Units of GAR, representing forty-five percent (45%) of the total common units of GAR, (ii) own one-hundred percent (100%) of the Class A Preferred Units of GAR and (ii) control the Board of Managers of GAR.

Mr. Michael Soll
April 4, 2006

●	Following the closing of the Transaction, Leucadia will cause LRE to agree to make an additional capital contribution to GAR of up to $1.1 million (the "Additional Investment") in the event additional working capital is required by Premier (as determined by GAR's board). GAR would then use such funds to make an additional capital contribution to Premier. To evidence any such additional contributions, GAR would issue to LRE additional preferred and common equity interests in GAR.

●	From and after the closing of the Transaction, Leucadia agrees to make such funds as are necessary available to LRE in the event LRE is unable to satisfy its obligation to make the Additional Investment.

●	After giving effect to the Transaction, LRE, through its control of the Board of Managers of GAR, would control Premier. Leucadia, through LRE, plans to appoint Lawrence Hershfield to be Chairman of the Board of Managers of GAR. Leucadia plans to cause LRE to leave in place the existing members of management of Premier. To the extent, however, that any changes or additions are made to the management of Premier, Leucadia hereby acknowledges and confirms that such changes would remain subject to the approval rights granted to Hard Rock Hotel Licensing, Inc. ("HRHL") pursuant to Section 7 of the License Agreement.

●	Immediately upon the closing of the Transaction, Leucadia (or a subsidiary of Leucadia) hereby agrees to commence a tender offer (the "Tender Offer") for the 10 ¾% First Mortgage Notes due 2012 (the "Bonds") outstanding under that certain Indenture by and among Premier, Premier Finance Biloxi Corp. and U.S. Bank National Association ("U.S. Bank"), dated January 23, 2004 (the "Indenture"). As required by the Indenture, Leucadia will make the Tender Offer at 101% of the par value of the Bonds. Leucadia agrees to cause the Tender Offer to be funded independently of any of Premier's resources, such that the Tender Offer will have no impact on the capital structure of Premier.

●	Immediately upon the closing of the Transaction, and prior to October 31, 2006 (the "Reconstruction Date"), Leucadia intends to cause the commencement of the reconstruction of the hotel/casino using any insurance proceeds released to Premier. Leucadia acknowledges and confirms that any reconstruction shall remain subject to the approval rights granted to HRHL pursuant to Section 5 of the License Agreement. In the event (i) the holders of the Bonds fail to release their liens on Premier's insurance proceeds after commencement of the Tender Offer or (ii) Premier is unable to settle its outstanding insurance claims, such that Premier is unable to use insurance process for reconstruction, Leucadia hereby agrees, subject to its receipt of a satisfactory security interest in the newly-created account receivables of the Roy Anderson Corporation, to lend up to $50 million to the Roy Anderson Corporation (the "RAC Loan") so that the Roy Anderson Corporation can commence reconstruction of the hotel/casino.

Mr. Michael Soll
April 4, 2006

Commitments to Rank/Hard Rock

●	From and after the closing of the Transaction, Premier shall continue to be bound by the terms and conditions of the License Agreement, including, but not limited to, the necessity of obtaining any and all approvals over the plans for the reconstruction and any interim casino plan.

●	Subject to the closing of the Transaction, Premier will agree that in the event reconstruction of the hotel/casino has not commenced by the Reconstruction Date, such failure shall constitute a default under the Licence Agreement.

●	Leucadia is advised that through March 31, 2006, Premier has accrued unpaid Continuing Fees (as defined in the License Agreement) and Annual Fees (as defined in the License Agreement) to Hard Rock of approximately $1.1 million (the "Business Interruption Compensation"). Upon the closing of the Transaction, GAR shall cause Premier to enter into an agreement with HRHL, whereby Premier will agree that it will continue to accrue and increase the Business Interruption Compensation by $150,000 per month until the Opening Date (as defined in the License Agreement) in lieu of any other fees or compensation that may otherwise accrue under the License Agreement.

●	Notwithstanding the foregoing, Hard Rock Café International (STP), Inc.'s claims for (i) the loss of and/or damage to certain memorabilia that was supplied under the Memorabilia Lease attached as Exhibit C to the License Agreement ("Memorabilia Lease") which claim amount is $359,552,97 (ii) installation costs and items supplied under the Memorabilia Lease which has been invoiced to Premier with the amount outstanding being $166,214.82 shall remain due and are not waived by the terms of this letter agreement and Premier shall continue to pursue the insurance claim for the loss and/or damage of the Property (as defined in the Memorabilia Lease). The Business Interruption Compensation is not intended to cover the above claims and Premier shall remain responsible for the loss of the amounts described above in accordance with the terms of such Memorabilia Lease. Failure to pay these claims (as may be adjusted based on certain Property that was supplied to Premier being recovered or undamaged) shall be deemed a default under the license Agreement, it being acknowledged that Premier is not responsible for any Property that was not damaged or lost.

●	Following the closing of the Transaction, Leucadia, through GAR, shall cause Premier to pay the Business Interruption Compensation to HRHL upon receipt by Premier of any business interruption insurance proceeds remitted to Premier, regardless of whether allocated to HRHL's claim or not. In the event the insurance proceeds received by Premier are insufficient, the Business Interruption Compensation will be paid out of Premier's cash flow following the Opening Date, and shall be paid in full no later than six (6) months after the Opening Date. Such unpaid Business Interruption Compensation due to HRHL shall be in addition to the Continuing Fees, Annual Fees and other Fees (as each such terms are defined in the License Agreement) due under the License Agreement that begin accruing upon the Opening Date, each as calculated in accordance with the terms of the License Agreement.

Mr. Michael Soll
April 4, 2006

●	The failure to pay the Business Interruption Compensation when due as set forth in the previous paragraph shall be considered a default under the License Agreement from and after the closing of the Transaction.

●	Simultaneously with the closing of the Transaction, Leucadia or LRE shall purchase the Rank Note at a price equal to (i) the principal outstanding under the Rank Notes (as increased by PIK Amounts as defined in the Rank Note) as of the closing of the Transaction ("Principal") (ii) plus any accrued interest that has not yet been added as a PIK Amount as of the closing of the Transaction (iii) plus 3% of the Principal as of the closing of the Transaction. The parties acknowledge and agree that the Principal outstanding on the Rank Note as of February 23, 2006 is $13,354,691.41. Leucadia or LRE shall acquire the Rank Note subject to the Intercreditor Agreement between Rank and US Bank and shall comply with Section 5 of the Intercreditor Agreement. In furtherance of Section 5 of the Intercreditor Agreement, Leucadia or LRE shall pay the attorney fees of the Trustee and execute the Agreement To Be Bound attached as Exhibit A to the Intercreditor Agreement or something substantially similar (as determined by the Trustee). Leucadia and LRE shall cause the Borrower (through its control of GAR) to consent to the assignment of the Rank Note by Rank to Leucadia or LRE. Further, Rank and Leucadia shall execute and deliver a confidentiality agreement that contains provisions substantially similar to Section 9.20 of the Investment Agreement at the closing of the purchase of the Rank Note.

●	From and after the closing of the Transaction, to the extent LRE has insufficient funds available to meet any of its obligations under the terms of this Letter Agreement, Leucadia hereby agrees to make such funds available to LRE or to pay such amounts on LRE's behalf.

●	Leucadia acknowledges that the License Agreement does not currently provide for the development and sale of any condominiums and that any such development or sale would require modification of the License Agreement.

Consents from Rank/Hard Rock

Effective as of the closing date of the Transaction, and subject to each of the representations Leucadia made in the "Representations Regarding the Transaction" section of this letter and subject to Leucadia or LRE purchasing the Rank Note (as described above), you acknowledge, agree and consent to the following:

●	To waive any breach or default by Premier under the License Agreement or the Investment Agreement that has occurred or may occur, directly or indirectly, as a result of Premier's failure to be in operation and open to the public by the date hereof;

●	To extend the Opening Date (as defined in the License Agreement) until December 31, 2007;

●	To the extent necessary, you (i) approve of and consent to the Transaction and (ii) waive any rights you may have under Section 16 of the License Agreement with respect to the Transaction or Sections 2.7 and 6.5 of the Investment Agreement with respect to the Transaction;

Mr. Michael Soll
April 4, 2006

●	To the best of your knowledge, other than as a direct or indirect result of Premier's failure to be in operation and open to the public by the date hereof, Premier is not in breach of or default under the License Agreement;

This letter agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which shall constitute one and the same instrument. Signatures hereto by facsimile shall be legally binding a signed original.

The undersigned parties hereto agree that each of the terms and conditions of this letter agreement shall be conditioned upon the closing of the Transaction. In the event the Transaction has not closed by May 31, 2006, the parties agree this letter agreement shall be null and void. Except as expressly provided herein, the undersigned parties confirm and acknowledge that the Licensee Agreement shall remain in full force and effect after the consummation of the Transaction.

Best regards,

Leucadia National Corporation

/s/ Joseph M. O'Connor

Joseph M. O'Connor
Assistant Vice President

ACKNOWLEDGED AND AGREED
THIS __ DAY OF APRIL, 2006

Hard Rock Hotel Licensing, Incl.

By:	/s/ Jay Wolszczak

Name:	JAY WOLSZCZAK

Title:	VICE PRESIDENT

Rank America, Inc.

By:	/s/ Sam Wren

Name:	SAM WREN

Title:	TREASURER